Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Ultragenyx Pharmaceutical Inc. for the registration of common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference herein of our reports dated February 21, 2024, with respect to the financial statements of Ultragenyx Pharmaceutical Inc., and the effectiveness of internal control over financial reporting of Ultragenyx Pharmaceutical Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
February 21, 2024